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                                                                 EXHIBIT 10.6(B)

  DESCRIPTION OF SEPARATION AGREEMENT AND MUTUAL RELEASE WITH MARTIN S. PINSON


         In connection with the resignation of Martin S. Pinson as Chairman of the Board on March 4, 1999 and as Chief Executive Officer and President of the Company on March 8, 1999, the Company entered into a Separation Agreement and Mutual Release with Mr. Pinson as of March 8, 1999. The principal terms of the agreement, are as follows:

- In consideration of the termination of Mr. Pinson's employment agreement and releases by Mr. Pinson, the Company
         - paid Mr. Pinson $312,500 as severance and agreed to continue certain medical insurance benefits for Mr. Pinson and his family;
         - accelerated the vesting in full of options to purchase 103,800 shares of Common Stock at a price of $17.00 per share, which were originally scheduled to vest one-third on each of September 23, 1998, 1999, and 2000;
         -        conveyed incidental items of personal office equipment to Mr.
                  Pinson, and permitted Mr. Pinson to use the Company's office space in Chevy Chase, Maryland for a period of time; and
         -        provided Mr. Pinson piggyback registration rights.
- The provisions of Mr. Pinson's employment agreement relating to non-recruitment, non-solicitation, and non-competition by him remain in effect, as did the provisions relating to indemnification of Mr. Pinson by the Company.
- Mr. Pinson and the Company released each other from claims that he or it might have had against the other, including as a result of his employment by the Company.